EXHIBIT 99

For additional information, please contact: Mr. Charles R. Ofner
                                                  (713) 496-5000

     March  2,  1995,   Houston,   Texas......Reading  &  Bates
Corporation (RB-NYSE) announced that its two third-generation semisubmersibles JIM CUNNINGHAM and M. G. HULME, JR. have have received contract commitments in Southeast Asia and the
U. S. Gulf of Mexico, respectively, at dayrates which average approximately $53,000. These new rates represent a substantial improvement in the rigs' rates from their immediate prior contract commitments which average approximately $35,000 per day.

     Paul B. Loyd, Jr., the Company's President, Chairman and CEO stated, "These latest fixtures indicate graphically the significantly improving high specification, deep water semi market, and Reading & Bates will certainly benefit from this trend with our five units. Our information indicates that current world-wide supply of 54 third and fourth-generation semis are all committed, and this balance is what moves dayrates. We have received a commitment for a substantially increased rate on one of our fourth-generation units from mid 1995, and we also expect significant rate increases on our other two fourth-generation semis when their contracts roll over in the fall of this year."

     In a separate announcement, Reading & Bates stated that its Marathon LeTourneau Class 53C cantilever jackup F. G. McCLINTOCK received a contract commitment in the North Sea for a primary term of one year plus options with commencement approximately August 1, 1995, immediately upon the unit's completion of its current program. The new rate is substantially above the unit's current rate and is indicative of a generally strengthening international market for premium cantilever jackups.

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.